Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Vivos Therapeutics, Inc. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as Amended, of our report dated April 3, 2020, except for the effects of the reverse stock split described in Note 1, as to which the date is August 28, 2020 with respect to the consolidated financial statements of Vivos Therapeutics, Inc. as of December 31, 2019 and 2018 and for the years then ended, which includes an explanatory paragraph as to the company’s ability to continue as a going concern.

/s/ Plante & Moran, PLLC

Denver, Colorado
December 10, 2020